EXHIBIT 3.1

                     CERTIFICATE OF AMENDMENT
                                TO
              RESTATED CERTIFICATE OF INCORPORATION
                                OF
                        GIANT GROUP, LTD.



     GIANT GROUP, LTD., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), DOES HEREBY CERTIFY:

     FIRST: That the Board of Directors of the Corporation acting by unanimous written consent on June 6, 1996 duly adopted resolutions setting forth a proposed amendment of the Corporation's Restated Certificate of Incorporation, declaring said amendment to be advisable and providing that the amendment be presented to the stockholders for consideration at the annual meeting of stock-holders to be held on July 12, 1996. The resolu-tion setting forth the proposed amendment is as follows:

               RESOLVED, that Clause A of Article FOURTH of the
               Corporation's Restated Certificate of Incorpora-tion be amended to read as follows:

                    "FOURTH: (A) The total number of shares of
               all classes of stock which the Corporation shall have authority to issue is 19,500,000 shares, of which 2,000,000 shares are to be Preferred Stock, $.01 par value per share (hereinafter referred to as "Preferred Stock"), 12,500,000 shares are to be Common Stock, $.01 par value per share, and 5,000,000 shares are to be Class A Common Stock, $.01 par value per share. Holders of Common Stock shall have the right to cast one vote for each share held of record on all matters submitted to a vote of the holders of Common Stock. Holders of Class A Common Stock shall not have any voting rights on any matters (including without limita-tion the election of directors) except to the extent required under applicable law. The Class A Common Stock shall be in all respects identical to the Common Stock (except with respect to voting rights), including without limitation rights to dividends and distributions and treatment in a merger, reorganization, recapitalization or similar corporate event except that, in the case of dividends or other distributions payable in stock of the Corporation, including distributions pursuant to stock splits or divisions, only shares of Class A Common Stock shall be distributed with respect to the Class A Common Stock."

     SECOND: That thereafter the annual meeting of stockholders of the Corporation was held on July 12, 1996, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

     THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General
               Corporation Law of the State of Delaware.

     IN WITNESS WHEREOF, GIANT GROUP, LTD. has caused this certi-ficate to be signed by Burt Sugarman, it's Chairman of the Board and Chief Executive Officer, and Cathy Wood, it's Secretary, this
20th day of July, 1996.


                                   GIANT GROUP, LTD.



                                   By:  /s/ Burt Sugarman
                                        ------------------------
                                        Burt Sugarman
                                        Chairman of the Board and
                                        Chief Executive Officer


ATTEST: /s/ Cathy Wood
       -----------------
          Cathy Wood
          Secretary